Exhibit 1

AUDIOCODES LTD.
1 Hayarden Street
Airport City, Lod 70151, Israel

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
December 3, 2008

TO THE SHAREHOLDERS OF AUDIOCODES LTD.:

        NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Meeting”) of AudioCodes Ltd. (the “Company”), will be held on Wednesday, December 3, 2008 at 11:00 a.m., local time, at the principal executive offices of the Company located at 1 Hayarden Street, Airport City, Lod 70151, Israel (the telephone number at that address is +972-3-976-4000), for the following purposes:

(1)	To reelect Dr. Eyal Kishon as an outside director for an additional three-year term;
(2)	Subject to approval of proposal No. 1, to approve the grant to Dr. Eyal Kishon of options to purchase Ordinary Shares of the Company;
(3)	To reelect Mr. Joseph Tenne as a Class II director to serve until the Company’s 2011 Annual General Meeting of Shareholders, or until a substitute is duly elected;
(4)	Subject to approval of proposal No. 3, to approve the grant to Mr. Joseph Tenne of options to purchase Ordinary Shares of the Company;
(5)
To ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditors of the Company for the year ending December 31, 2008 and to authorize the Board of Directors (or the Audit Committee of the Board of Directors, if authorized by the Board) to determine the compensation of the auditors; and

(6)	To review and discuss the audited Consolidated Financial Statements of the Company for the year ended December 31, 2007.

Record Date

Only shareholders who hold Ordinary Shares, nominal value NIS 0.01 per share, of the Company at the close of business on November 3, 2008 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

According to the Companies Law Regulations (Confirmation of Ownership of Shares for Voting in the General Meeting), 2000, if a shareholder holds shares through a TASE Member (as defined below) and the shares are registered in the name of such TASE Member on the books of the Company’s registration company, the shareholder may provide to the Company, prior to the Meeting, a certification confirming his ownership of the shares on the Record Date. Such certification may be obtained at the TASE Member’s offices or may be sent to the shareholder by mail (subject to payment of the cost of mailing), at the election of the shareholder; provided that the shareholder’s request shall have been submitted with respect to a specific securities account.

All shareholders of record on the Record Date are cordially invited to attend and vote at the Meeting in person or by proxy, pursuant to the Company’s Articles of Association.

Shareholders may sign and return proxy cards to the Company no later than 11:00 AM (Israel time) on December 2, 2008.

Shareholders may send standpoint notices to the Company no later than November 13, 2008.

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy is necessary for the approval of proposals (1) through (5) above. In addition, the approval of proposal (1) requires that the shareholder approval include at least one-third of the shares (other than shares held by the Company’s controlling shareholders, if any) that are present, in person or by proxy, and voting at the Meeting or, alternatively, the total shareholdings of the shareholders who are not controlling shareholders of the Company and who vote against these proposals must not represent more than one percent of the voting rights in the Company.

Review of Documents

Shareholders may review the full version of the foregoing items of business and the Proxy Statement, which includes the full version of the proposed resolutions and a proxy card, at the principal executive offices of the Company located at 1 Hayarden Street, Airport City, Lod 70151, Israel, upon prior notice and during regular working hours (tel no.: +972-3-976-4000) until the Meeting date. A copy of the Proxy Statement will also be available at the following websites: http://www.tase.co.il/tase/ or http://www.magna.isa.gov.il (the “Distribution Sites”).

Each member of The Tel-Aviv Stock Exchange Ltd. (a “TASE Member”) shall e-mail, upon request and without charge, a link to the Distribution Sites, to each shareholder who is not listed in the Company’s shareholder register and whose shares are held through the TASE Member, provided that each shareholder’s request shall have been submitted (a) with respect to a specific securities account, and (b) prior to the Record Date.

AUDIOCODES LTD.